Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SemiLEDs Corporation:

We consent to the incorporation by reference in the registration statements (No.333-171107 and 333-197417) on Form S-8 of SemiLEDs Corporation of our report dated November 17, 2020 and November 20, 2019, with respect to the consolidated balance sheet of SemiLEDs Corporation and its subsidiaries as of August 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows, and the related consolidated financial statement schedules for the years ended August 31, 2020 and 2019, which report appears in the August 31, 2020 and 2019 annual report on Form 10-K of SemiLEDs Corporation. Our report dated November 17, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has not generated sufficient net cash flows from operating activities and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

November 17, 2020